Exhibit 4.2

HONEYWELL INTERNATIONAL INC.,

Issuer

DEUTSCHE BANK TRUST COMPANY AMERICAS,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 27, 2017

to

Indenture dated as of March 1, 2007

THIS FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) is made this 27th day of October, 2017, between HONEYWELL INTERNATIONAL INC., a corporation duly incorporated and existing under the laws of Delaware and having its principal executive office at 115 Tabor Road, Morris Plains, New Jersey (hereinafter called the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company entered into an Indenture, dated as of March 1, 2007, with the Trustee (the “Base Indenture,” and together with this First Supplemental Indenture, referred to herein as the “Indenture”) (all capitalized terms used in this First Supplemental Indenture and not otherwise defined herein have the meanings assigned to such terms in the Base Indenture), for the purposes of issuing its Securities, evidencing its senior unsecured indebtedness, unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as may be established pursuant to the Base Indenture; and

WHEREAS, Section 9.01 of the Base Indenture provides that without the consent of the Holders of the Securities of any series issued under the Base Indenture, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, in certain circumstances, enter into one or more indentures supplemental to the Base Indenture; and

WHEREAS, the Company has heretofore established and issued series of Securities pursuant to the terms of the Base Indenture; and

WHEREAS, the Company proposes to establish and issue further series of Securities pursuant to the terms of the Base Indenture (such further series of Securities being referred to herein as the “Future Senior Notes”) and desires to modify Section 11.02 of the Base Indenture prior to any establishment and issuance of any Future Senior Notes; and

WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respect authorized by the provisions of the Base Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed;

NOW, THEREFORE:

In consideration of the promises and the purchases of the Future Senior Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Future Senior Notes as follows:

Section 1.           The Base Indenture is hereby amended solely with respect to any and all Future Senior Notes by replacing the first sentence of Section 11.02 of the Base Indenture in its entirety as follows:

“Notice of redemption to the Holders of Securities of any series to be redeemed as a whole or in part shall be given by mailing notice of such redemption by first class mail, postage prepaid, at least 10 days and not more than 60 days prior to the date fixed for redemption to such Holders of Securities at their last addresses as they shall appear upon the registry books.”

Section 2.           The recitals and statements in this First Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture (other than with respect to the due authorization, execution and delivery of this First Supplemental Indenture by the Trustee). All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Future Senior Notes and of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3.           As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 4.           This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5.           In the event of a conflict between the terms and conditions of the Base Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail; provided that if and to the extent that any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein or in the Base Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 6.           All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 7.           In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

Section 8.           Nothing in this First Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and any Paying Agent and any Registrar for, and any Person authorized to authenticate and deliver on behalf of the Trustee, the Future Senior Notes and their successors under the Indenture, and the Holders of the Future Senior Notes any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 9.           This First Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture dated as of October 27, 2017 to be duly executed, all as of October 27, 2017.

HONEYWELL INTERNATIONAL INC., as Company

By:	/s/ John J. Tus
Name: John J. Tus
Title: Vice President and Treasurer

[Signature Page to First Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Assistant Vice President

By:	/s/ Debra A. Schwalb
Name: Debra A. Schwalb
Title: Vice President

[Signature Page to First Supplemental Indenture]